Exhibit 10.1
SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and General Release of All Claims (the “Agreement”) is entered into and effective as of January 3, 2019, subject to the terms and conditions set forth herein, by and between Donna Parlapiano (“Executive”) and AutoNation, Inc. (“AutoNation” or “Company”) relating to Executive’s employment with and separation from the Company. When used herein, the term “Company” includes each and every officer, director, employee, agent, parent corporation(s), subsidiary corporation(s), wholly owned companies, affiliate(s) and division(s), their successors, assigns, beneficiaries, servants, legal representatives, insurers and heirs.

1.
Separation Date and Terms. As of January 3, 2019, Executive resigned from her position as Executive Vice President, Franchise Operations, Mergers and Acquisitions and Real Estate of the Company (the “Separation Date”), at which time Executive’s employment with the Company and in any and all other positions with the Company that Executive holds shall terminate (including, but not limited to, as an officer or director of any subsidiary of the Company, and being a member on any committees). On the next regularly scheduled payroll date following the Separation Date, the Company will pay to Executive: (a) all wages earned through the Separation Date and (b) any accrued and unused vacation as of the Separation Date paid in accordance with the applicable Company policy. Except as set forth herein, Executive acknowledges that the Company owes no other bonuses, commissions, wages, vacation pay, sick pay, or benefits to Executive as of the Separation Date.

2.
Company Consideration. For and in consideration of the promises made by Executive in this Agreement, subject to Executive executing this Agreement as provided in Section 14 below and not revoking this Agreement prior to the expiration of the 7-day revocation period provided in this Agreement (the date of such expiration being hereinafter referred to as the “Effective Date”) and subject to Executive’s compliance with her restrictive covenant obligations in this Agreement and in any other existing agreements with the Company, AutoNation agrees as follows:

(a)
Severance Payment. To pay Executive severance pay in the total gross amount of $2,562,750, less applicable taxes and other withholdings and authorized or required deductions, which is calculated based on 27 months of Executive’s base salary and target bonus. The severance pay will be disbursed in 54 installments of $47,458.33 (less withholdings and deductions) in accordance with the Company’s normal payroll schedule. The first installment will be disbursed on the Company’s first payroll date following the Effective Date. The remaining installments will be disbursed on a consecutive semi-monthly basis following payment of the first installment.

(b)
2018 Bonus Severance Payment. To pay Executive an additional severance payment equal to the annual bonus that Executive would have been entitled to receive in respect of the 2018 fiscal year, which amount, determined based on the Company’s actual performance for such year relative to the performance goals applicable to Executive and shall be payable in a lump sum at the same time bonuses are paid to other executives of the Company, but in no event later than March 15, 2019 (less withholdings and deductions). The performance pay-out percentage applied to Executive’s target bonus shall be the same as that applied to other Executive Officers of the Company. Executive shall not be eligible for a bonus in respect of the 2019 fiscal year.

(c)
COBRA Severance Payment. To pay to Executive an additional severance payment equal to the cost of health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), grossed up for taxes, based on current health, dental and vision elections for an eighteen (18) month period. This additional severance payment will be disbursed to Executive in one lump-sum no later than the Company’s first payroll following the Effective Date. This additional severance payment will be subject to applicable taxes and withholdings.

(d)
No Entitlement. AutoNation shall not be obligated to provide any additional consideration other than the consideration discussed in this Paragraph 2. The benefits provided to Executive by AutoNation pursuant to this Paragraph 2 represent benefits that Executive would not be entitled to absent this Agreement (other than COBRA at her own expense).

3.
Other Benefits. Executive’s participation in the Company’s group medical and dental programs will cease on January 31, 2019. As of this date, Executive will be responsible for paying her entire monthly COBRA premiums. Executive must elect to receive COBRA if she wants continuation coverage under the Company’s group health benefits programs. Executive’s right to COBRA and the time for electing COBRA and making the required COBRA payments will be explained in a separate COBRA notice package, which will be provided to Executive within the timeframe required by applicable law. As of the Separation Date, other than the benefits set forth in Section 2(c) and 4 of this Agreement, Executive is no longer eligible to participate in any other benefit programs offered by the Company, including, but not limited to, vacation and the 401(k) plan. If Executive participated in the AutoNation Deferred Compensation Plan, Executive will be entitled to a payout of her account balances in such plan in accordance with her election and the terms of the plan. The Company shall provide Executive with any and all reasonably available documents relative to her accrued benefits upon written request by Executive. Additionally, the Company (or an authorized representative thereof) shall execute any and all necessary documents to effectuate, or enable the Executive to effectuate, any “roll over” or transfer of accrued benefits in accordance with applicable law.

4.
Stock Options, Restricted Stock and Restricted Stock Units. Executive will receive no further equity awards after the Separation Date. Notwithstanding the terms of any plan or award agreement, Executive will be treated as “retirement” eligible as of the Separation Date for purposes of the treatment of her equity awards, including stock options, restricted stock, performance restricted stock units and restricted stock units. Executive should refer to the applicable equity award agreements and plans for additional information on “retirement” treatment.

5.
Cooperation. Executive agrees to make herself available to the Company and its officers, if necessary, for consultation on a reasonable basis from time to time as to any matters on which she worked while an employee of the Company. The Company acknowledges that Executive may have other full-time employment and the Company agrees that it will use its reasonable efforts to minimize the amount of time that any such consultation shall require of her. Executive further agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual, company, or agency in any claim against the Company, unless and only pursuant to a lawful subpoena issued to Executive. Executive also agrees to promptly notify the Company upon receipt of any notice or contact (including whether written or oral, and including any subpoena or deposition notice) requesting or compelling information or her testimony or requesting documents related to matters which she worked on while an employee of the Company, and Executive agrees to coordinate with the Company in any response thereto.

6.
Confidential Information. Executive agrees that the records, information, files, lists, operations data, and other materials of the Company that Executive created, used, or had access to during her employment with the Company belong exclusively to the Company and are confidential. Executive further agrees that information or records relating to her employment with the Company, including any circumstances surrounding her retirement, any interactions with any Company employees or directors, and any claims she may have had against the Company, are confidential. Executive further agrees that information about the Company’s customers or other organizations with which it does business is the exclusive property of the Company and is also confidential. Executive shall not use or disclose any such confidential information, for the benefit of herself or another, and shall treat such information as confidential, unless she has specific prior written authorization from the Company to use or disclose it.

7.
Compliance with Other Agreements. Executive acknowledges and agrees that she has complied and shall continue to comply with the terms of all other agreements between Executive and the Company, as modified or amended, including, but not limited to, any confidentiality agreement, non-compete agreement and/or restrictive covenants agreement, which are the material issues to which this Section 7 is directed.

8.
Return of Company Property. Executive agrees to return all property belonging to the Company in her possession or under her control (including, without limitation, company identification card, laptop computer or tablet) no later than the day following Separation Date. Executive shall be given entry after business hours, accompanied by a Company representative, to remove her personal items. Executive agrees to return her current executive demonstrator vehicle on or before the close of business on January 31, 2019. Executive also understands and agrees that, effective on the Separation Date, Executive is no longer authorized to incur any expenses or obligations or liabilities on behalf of the Company.

9.
No Right to Give Interviews. Without the prior written consent of the Company, Executive shall not (a) give any interviews or public speeches concerning the Company, any matter that she participated in while an employee of the Company, or any past or present employee of the Company, or in relation to any matter concerning the Company occurring after the date of her separation or (b) directly or indirectly, prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions, or other creations concerning the Company or concerning any person whom any member of the public might associate with the Company.

10.
Non-Disparagement. Executive agrees not to undertake any disparaging conduct directed at the Company and to refrain from making any negative or derogatory statements concerning the Company. Executive waives any privilege or qualified privilege that may apply to any such communication.

11.
Non-Solicitation/No-Hire/Non-Competition. Except where such agreement is prohibited by applicable law, Executive agrees that, for a period of twenty-seven months (27) months immediately following the Separation Date, Executive shall not, directly or indirectly: (i) employ, or knowingly permit any company or business directly or indirectly controlled by him/her to employ, any person who was employed by the Company or any subsidiary or affiliate of the Company at or within the prior six months, or in any manner seek to induce any such person to leave his/her employment; (ii) knowingly solicit or induce, through the use of confidential information, any customers of the Company to patronize any business directly or indirectly in competition with the businesses conducted by the Company or any subsidiary or affiliate of the Company at any time during Executive’s relationship with the Company; (iii) request or advise any person who is a customer or vendor of the Company or any subsidiary or affiliate of the Company or its successors to withdraw, curtail or cancel any such customer’s or vendor’s business with any such entity; and/ or (iv) violate any non-competition covenant with the Company, as if such covenants had remained in effect through such period; provided that, Executive shall be permitted to have a majority ownership interest in one (1) single-point franchised dealership, which may be a Nissan, Ford or Chevrolet store in Delray Beach, Florida or any other dealership located outside of a ten (10) mile radius of any of the Company’s dealership locations, or within such radius with the consent of the Company, which consent shall not be unreasonably withheld.

12.
Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

13.
Release of Claims. Except in the case of any violation of law or breach of fiduciary duty which remains unknown to the Company as of the Separation Date, the Company hereby irrevocably and unconditionally releases and forever discharges Executive from any and all claims, complaints, liabilities, obligations, promises, agreements, damages, causes of action, costs, losses, debts and expenses of every kind, in law or in equity, whether known or unknown, foreseen or unforeseen, from the beginning of time to the date Executive executes this Agreement, as applicable, including any and all claims in connection with Executive’s employment with the Company, including without limitation, those claims arising from or relating to Executive’s separation from the Company. Except as provided in this Paragraph 13, Executive, for herself and for his heirs, successors and assigns, irrevocably and unconditionally releases and forever discharges the Company, its parents, subsidiaries and affiliates, and all of their successors, assigns, officers, directors, and employees, from any and all claims, complaints, liabilities, obligations, promises, agreements, damages, causes of action, costs, losses, debts and expenses of every kind, in law or in equity, whether known or unknown, foreseen or unforeseen, from the beginning of time to the date Executive executes this Agreement, as applicable, including any and all claims in connection with Executive’s employment with the Company, including without limitation, those claims arising from or relating to Executive’s separation from the Company. Except as provided in this Paragraph 13, this general release is a full and final bar to any claims Executive may have against the Company, including, without limitation, any claims arising from or relating to:

(a)
Executive’s pay, bonuses, vacation, or any other employee benefits, and other terms and conditions of employment or employment practices of the Company, except that the Company will reimburse Executive for unreimbursed travel, lodging and meal expenses for her recent meeting in Washington, D.C.;

(b)
stock options, restricted stock, restricted stock units or other equity or equity-based awards, whether pursuant to a stock option plan, agreement or otherwise (except as expressly provided in Paragraph 4 above with respect to unvested stock options, or with respect to outstanding vested equity awards as of the date hereof);

(c)	any claims for punitive, compensatory, and/or retaliatory discharge damages; back and/or front pay claims and fringe benefits; or payment of any attorneys’ fees for Executive;

(d)
the Civil Rights Acts of 1866, 1871, and 1991; Title VII of the Civil Right Act of 1964; 42 U.S.C. §1981; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Rehabilitation Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the

Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the Occupational Safety and Health Act; the Family and Medical Leave Act;; Florida’s workers’ compensation law; the Florida Civil Rights Act (as any of these laws may have been amended); or any other federal, state, or local labor, employment, or anti-discrimination laws; and/or

(e)
to the extent permitted by applicable law, based on any contract, tort, federal, state, or local “whistleblower” or retaliation claims, personal injury, or wrongful discharge theory provided, however, that nothing in this Paragraph 13 shall be deemed to release or impair (i) any rights under the terms of this Agreement, (ii) any vested rights under Company benefit plans and any rights under COBRA, (iii) any rights to outstanding vested equity awards as provided in Paragraph 4 above, under applicable equity plans and equity award agreements, (iv) any and all rights to indemnification, advancement or reimbursement of expenses, and insurance coverage available to Executive as an officer, director or employee of the Company or any Company subsidiary (including the Company’s director and officer insurance coverage), including without limitation under the Company’s or any Company subsidiary’s charter and by-laws and under applicable corporate law (including without limitation to the maximum extent permitted under the Delaware General Corporation Law), or (v) any rights that cannot be waived under applicable law.

14.
Time to Consider/Revocation Period. Notwithstanding anything in this Agreement to the contrary, Executive must execute this Agreement on or within twenty-one (21) calendar days following the Separation Date in order to be entitled to the payments and benefits in Paragraphs 2, 4 and 11 of this Agreement (other than COBRA at her own expense). Executive will have the right to revoke her execution of this Agreement within seven (7) calendar days following the date Executive executes this Agreement. If Executive does not advise the Company in writing within the revocation period of her intent to revoke her execution of this Agreement, Executive’s execution of this Agreement will become effective and enforceable upon the expiration of the seven days. If Executive does not execute this Agreement on or within twenty-one (21) calendar days following the Separation Date, or Executive revokes her execution, the Company shall have no obligation to provide Executive with the payments and benefits set forth in Paragraphs 2, 4 and 11 above (other than COBRA at her own expense).

15.
Voluntary Action. Executive acknowledges that she has read each paragraph of this Agreement and understands her rights and obligations. Executive further acknowledges and agrees that: (a) this Agreement is written in a manner understandable to her; (b) this Agreement is granted in exchange for consideration which is in addition to anything of value to which Executive is otherwise entitled; (c) she has been given a reasonable opportunity to consider and review this Agreement; (d) she has had an opportunity to consult with an attorney prior to deciding whether to enter into this Agreement; (e) she may challenge the validity of her waiver in this Agreement of her rights under the Age Discrimination in Employment Act and the Older Worker Benefits Protection Act; and (f) her signature on this Agreement is knowing and voluntary.

16.	Miscellaneous.

(a)
Entire Agreement. Except as otherwise provided in this paragraph, this Agreement contains the entire agreement between Executive and the Company relating to the subject matter hereof, and all prior agreements, negotiations and representations are replaced by this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit or modify the rights and obligations of the Company or the rights and obligations of Executive contained in any other confidentiality agreement, non-compete agreement and/or restrictive covenants previously signed by Executive, as amended, modified and/or supplemented, as such provisions shall survive the execution of this Agreement and Executive’s separation from the Company. This Agreement may only be changed by a written amendment signed by Executive and the Chief Executive Officer, the General Counsel, the Vice President of Human Resources, or other duly authorized officer of the Company.

(b)
No Admission. The Company and Executive agree that the payments to Executive, and the terms and conditions of said payments by the Company under this Agreement, are not to be construed as an admission of liability by the Company. Executive specifically agrees that the Company’s payments under this Agreement are not intended to be, and will not be offered in evidence or argued in any proceeding as, an admission of liability. The Company specifically disclaims any liability to Executive or to any other person or entity.

(c)
Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement will not affect any other provision of this Agreement, which shall remain in full force and effect. Nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement, or any portion thereof, is held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

(d)	Effect of Waiver. The failure of the Company at any time to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.

(e)
Binding Nature. This Agreement will be binding upon the Company and Executive and will inure to the benefit of any successor or successors of the Company. This Agreement is not assignable by Executive, except in the case of death or permanent and total disability where Executive’s estate or guardian shall be entitled to receive the consideration to be paid under this Agreement.

(f)
Exclusive Venue and Jurisdiction. Subject to Section 16(m), any suit, action, or proceeding relating to this Agreement shall be brought in the state courts of Broward County, Florida or in the United States District Court for the Southern District of Florida. The Company and Executive hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action, or proceeding.

(g)	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(h)	Headings. The section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)
Construction. The Company and Executive have jointly participated in the negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted jointly by the Company and Executive and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of this Agreement.

(j)	Notice. Any notice, request, statement, information or other document to be given to either party by the other must be in writing and delivered as follows:

If to the Company:
Vice President
Human Resources
AutoNation, Inc.
200 S.W. 1st Avenue, 14th Floor
Fort Lauderdale, FL 33301

With Copy to:
General Counsel
AutoNation, Inc.
200 S.W. 1st Avenue, 16th Floor
Fort Lauderdale, FL 33301
If to Executive: [address noted on Exhibit A]
Any party may change the address to which notices hereunder are to be sent to it by giving written notice of a change of address.

(k)
Liability for Breach. In the event that either party breaches any of the terms of this Agreement, the non-breaching party may pursue any and all remedies allowable under state and/or federal law. Depending on the interpretation of applicable law, these remedies may include monetary damages, equitable relief, and, in the case of Executive’s breach, recoupment of the benefits described in Paragraph 2 of this Agreement. In the event of Executive’s breach of Paragraph 5 (“Cooperation” provision), Paragraph 6 (“Confidential Information” provision), Paragraph 7 (“Compliance with Other Agreements” provision), Paragraph 8 (“Return of Company Property” provision), Paragraph 9 (“No Right to Give Interviews” provision), Paragraph 10 (“Non-Disparagement” provision) and/or Paragraph 11 (“No Solicit/ No Hire”), the Company will provide written notice of such breach to Executive and Executive agrees that she will relinquish the benefits set forth in Paragraph 2 of this Agreement, unless if such breach is curable, Executive cures such breach within 30 days’ written notice to Executive from the Company. The non-breaching party shall be entitled to an award of its reasonable attorney’s fees and costs in any litigation arising out of a breach of the terms of this Agreement.

(l)
Section 409A. The Company and Executive each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations relating thereto (“Section 409A”) and that each party’s tax reporting shall be completed in a manner consistent with such view. The Company and Executive each agree that upon the Separation Date, Executive will experience a “separation from service” for purposes of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Separation Date separation from service shall instead be paid on the first business day after the date that is six months following the Separation Date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Neither the Company nor its affiliates shall be liable in any manner for any federal, state or local income or excise taxes (including without limitation any taxes under Section 409A), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder or the inclusion of any such compensation or benefits or the value thereof in Executive’s income. Executive acknowledges and agrees that the Company shall not be responsible for any additional taxes or penalties resulting from the application of Section 409A.

(m)
Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without regard to its choice of law rules. Notwithstanding any other provision of this Agreement, any dispute hereunder shall be resolved pursuant to arbitration in accordance with the most recent arbitration agreement in effect between Executive and the Company, except that the Company or Executive may pursue equitable relief in a court of law.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Company and Executive have executed this Separation Agreement and General Release of All Claims on January 3, 2019.
- I HEREBY ACCEPT AND AGREE TO ABIDE BY THIS AGREEMENT -

AutoNation, Inc.

/s/ Coleman Edmunds	/s/ Donna Parlapiano
Coleman Edmunds	Donna Parlapiano
Executive Vice President
and General Counsel